RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Leon Kopyt
Pennsauken, NJ 08109	info@rcmt.com	Chairman, President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2013 RESULTS

Pennsauken, NJ – February 26, 2014 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology, engineering and specialty health care services, today announced financial results for the thirteen and fifty-two week periods ended December 28, 2013.

The Company announced revenues of $45.8 million for the thirteen week period ended December 28, 2013, increased from $37.0 million for the thirteen week period ended December 29, 2012 (comparable prior year period), an increase of 23.9%.  The Company had an operating loss of $2.5 million for the thirteen week period ended December 28, 2013 as compared to operating income of $1.3 million for the comparable prior year period. The Company had a net loss for the thirteen week period ended December 28, 2013 of $1.6 million, or $0.13 per diluted share, as compared to net income of $1.0 million, or $0.09 per diluted share, for the comparable prior year period.

The Company announced revenues of $170.8 million for the fifty-two week period ended December 28, 2013, increased from $145.8 million for the fifty-two week period ended December 29, 2012 (comparable prior year period), an increase of 17.1%.  The Company had operating income of $2.6 million for the fifty-two week period ended December 28, 2013 as compared to $5.2 million for the comparable prior year period, a decrease of 51.1%. Net income for the fifty-two week period ended December 28, 2013 was $2.0 million, or $0.16 per diluted share, as compared to net income of $3.2 million, or $0.26 per diluted share, for the comparable prior year period, a decrease of 38.3%.

The Company recognized $4.7 million and $5.2 million in severance and other charges for the thirteen and fifty-two weeks ended December 28, 2013, respectively, as compared to zero for the comparable prior year periods.  The thirteen weeks ended December 28, 2013 included $2.9 million related to the retirement of Leon Kopyt, the Company’s President and Chief Executive Officer, $1.5 million related to the proxy contest leading to the Company’s December 5, 2013 stockholder meeting, $0.1 million in facilities consolidation charges and $0.2 million in professional fees related to a research and development tax credit study. The fifty-two weeks ended December 28, 2013 included $2.9 million related to the retirement of Leon Kopyt, the Company’s President and Chief Executive Officer, $1.6 million related to the proxy contest leading to the Company’s December 5, 2013 stockholder meeting, $0.5 million in facilities consolidation charges and $0.2 million in professional fees related to a research and development tax credit study.

The fifty-two week period ended December 28, 2013 reflects an increase to net income of $0.5 million, or $0.04 per diluted share, resulting from the reduction of a previously unrecognized tax benefit.

Leon Kopyt, Chairman and CEO of RCM, commented: “We are pleased to report our highest quarterly revenues since the start of the Great Recession in the fourth quarter of fiscal 2008.  Our Engineering segment experienced its highest quarterly revenue and second highest gross profit (trailing only the third quarter of 2013) in RCM’s history.  Our Specialty Healthcare segment experienced its highest quarterly revenues and gross profit in RCM’s history.  Our Information Technology segment continued its upward trend by posting its highest quarterly revenue and gross profit since the first quarter of fiscal 2011. By way of comparing the fourth quarter of fiscal 2013 to the fourth quarter of 2012, Engineering grew revenues and gross profit 29.7% and 12.5%, respectively, Information Technology grew revenues and gross profit 9.8% and 14.2%, respectively, and Specialty Healthcare grew revenues and gross profit 35.3% and 31.4%, respectively.”

Outlook
“As the board and management team continue to execute RCM's strategic plan to achieve progressively positive results, we are optimistic that our overall results for fiscal 2014 should improve compared to fiscal 2013.  On a personal note, I have been contemplating retirement for the past few years.  I’ve always wanted to retire at a time when all three business segments are positioned with strong leadership in place and are contributing together to the overall performance of the Company.  I am extremely pleased to hand over leadership to Rocco Campanelli at this very exciting time in our history.  I’m confident that the Company will continue to grow and prosper under his leadership.”

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should,” “are optimistic that” or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition, initiatives to enhance stockholder value and general economic factors. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company’s actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Per Share Amounts)

	Thirteen Week Periods Ended
	December 28, 2013	December 29, 2012
Revenues	$45,849	$37,019
Cost of services	34,055	26,920
Gross profit	11,794	10,099
Selling, general and administrative	9,263	8,401
Depreciation and amortization	282	368
Operating income before severance and other charges	2,249	1,330
Severance and other charges	4,728	-
Operating (loss) income	(2,479)	1,330
Other (expense) income, net	(42)	84
(Loss) income before income tax effect	(2,521)	1,414
Income tax (benefit) expense	(939)	385
Net (loss) income	($1,582)	$1,029

Diluted net (loss) earnings per share data	($0.13)	$0.09

	Fifty-Two Week Periods Ended
	December 28, 2013	December 29, 2012
Revenues	$170,778	$145,817
Cost of services	126,417	106,102
Gross profit	44,361	39,715
Selling, general and administrative	35,514	33,166
Depreciation and amortization	1,111	1,321
Operating income before severance and other charges	7,736	5,228
Severance and other charges	5,181	-
Operating income	2,555	5,228
Other income, net	32	102
Income before income taxes	2,587	5,330
Income tax expense	597	2,103
Net income	$1,990	$3,227

Diluted net earnings per share data	$0.16	$0.26

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	December 28, 2013	December 29, 2012
Cash and cash equivalents	$9,317	$14,123
Accounts receivable, net	$55,726	$43,706
Total current assets	$72,704	$70,345
Total assets	$86,524	$84,548
Total current liabilities	$24,739	$25,063
Total liabilities	$25,146	$25,776
Stockholders’ equity	$61,378	$58,772
Stockholder’s equity less goodwill and intangible assets	$51,617	$48,895

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
 (Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	December 28, 2013	December 29, 2012
Net income	($1,582)	$1,029
Adjustments to reconcile net income to cash provided by operating activities	(548)	500
Changes in operating assets and liabilities
Accounts receivable	(1,418)	(5,584)
Transit accounts receivable	1,432	(6,677)
Prepaid expenses and other current assets	(636)	(9)
Accounts payable and accrued expenses	(1,502)	597
Transit accounts payable	(1,872)	8,077
Accrued payroll and related costs	2,187	(1,478)
Income taxes payable	(593)	(339)
Total adjustments	(2,950)	(4,913)
Cash used in operating activities	($4,532)	($3,884)

Net cash used in investing activities	(292)	(197)
Net cash provided by (used in) financing activities	16	(12,016)
Effect of exchange rate changes	76	8
Decrease in cash and cash equivalents	($4,732)	($16,089)

	Fifty-Two Week Periods Ended
	December 28, 2013	December 29, 2012
Net income	$1,990	$3,227
Adjustments to reconcile net income to cash provided by operating activities	703	2,253
Changes in operating assets and liabilities
Accounts receivable	(12,473)	(4,693)
Transit accounts receivable	6,073	(6,981)
Prepaid expenses and other current assets	46	160
Accounts payable and accrued expenses	3,676	370
Transit accounts payable	(8,052)	8,958
Accrued payroll and related costs	3,951	376
Income taxes payable	294	(106)
Total adjustments	(5,782)	337
Cash used in operating activities	($3,792)	$3,564

Net cash used in investing activities	(1,322)	(1,848)
Net cash provided by (used in) financing activities	290	(15,999)
Effect of exchange rate changes	18	(11)
Decrease in cash and cash equivalents	($4,806)	($14,294)